Product supplement no. 12-I To prospectus dated November 14, 2011 and prospectus supplement dated November 14, 2011	Registration Statement No. 333-177923 Dated November 14, 2011 Rule 424(b)(2)

JPMorgan Double Short US 10 Year Treasury Futures ETNs

General

•	You may request that we repurchase a minimum of 50,000 notes on a daily basis, subject to compliance with the procedural requirements described below. The payment upon early repurchase will be equal to the Closing Note Value on the applicable Valuation Date less the Repurchase Fee, if applicable.
•	On any Business Day on or after the day that is one calendar year after the Initial Valuation Date, we may redeem all, but not less than all, issued and outstanding notes at our sole discretion after providing you at least five Business Days’ written notice. If we exercise our right to redeem your notes prior to maturity, for each note you will receive a cash payment equal to the Closing Note Value as of the applicable Valuation Date. We will also automatically redeem the notes on any Trading Day prior to the Final Valuation Date if the Closing Note Value is equal to $0. Upon an automatic early redemption by us, you will receive nothing.
•	JPMorgan Chase & Co. may from time to time offer and sell JPMorgan Double Short US 10 Year Treasury Futures ETNs, which we refer to as the notes. This product supplement no. 12-I describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply to specific issuances of the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
•	The notes are senior unsecured obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes do not pay any interest or guarantee any return of principal at maturity or upon early repurchase or redemption. The payment at maturity will be equal to the Closing Note Value on the Final Valuation Date.
•	For important information about tax consequences, see “Material U.S. Federal Income Tax Consequences” beginning on page PS-32.
•	Investing in the notes is not equivalent to directly taking a short position in the Index or the futures contracts underlying the Index.
•	One sub-series of notes designated the “JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025” has been listed on the NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “DSXJ.” No assurance can be given as to the continued listing of that sub-series of notes for their term or of the liquidity or trading market for those notes. If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange. No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.

The exposure of the notes to the Index is reset on each Reset Date to equal -200% of the Closing Note Value as of the immediately preceding Reset Determination Date. Accordingly, there is a one Trading Day lag between when the Reset Exposure Amount is determined and when the reset becomes effective.

The notes are not designed to be used by and may not be appropriate for investors who do not intend to actively manage and monitor their investment. If you hold the notes for longer than the period between any two consecutive Reset Dates, your percentage exposure to the Index will likely not be equal to -200%. Due to the compounding of returns from one reset period to another, the performance of the notes for periods longer than the period between two consecutive Reset Dates will likely differ in amount and possibly direction from the inverse leveraged performance of the Index for the same period. Accordingly, you could lose more than 2% of your original investment for each 1% of positive performance of the Index. As a consequence, especially in periods of market volatility, the path of the Index over a period longer than the period between two consecutive Reset Dates may be as important to the Closing Note Value as the cumulative return of the Index over that period.

Key Terms

Index:	The NYSE US 10 Year Treasury Futures Index (the “Index”)
Principal Amount:	As specified in the relevant terms supplement
Payment at Maturity:

For each note, unless earlier repurchased or redeemed, you will receive at maturity a cash payment equal to the Closing Note Value on the Final Valuation Date.

You may lose some or all of your investment at maturity. The Investor Fee reduces your payment at maturity. Accordingly, you will lose some or all of your investment at maturity if decreases in the level of the Index and the cumulative effect of the Cash Return Amount are not sufficient to offset increases in the level of the Index and the cumulative effect of the Investor Fee.

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Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 12-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 14, 2011

Key Terms (continued)

Reset Exposure Amount:	Unless otherwise specified in the relevant terms supplement, the Reset Exposure Amount on the Initial Valuation Date is equal to (i) -200% times (ii) the Principal Amount. On each subsequent Reset Date, the Reset Exposure Amount is a negative number (or zero) equal to (i) -200% times (ii) the Closing Note Value on the immediately preceding Reset Determination Date.
Closing Note Value:

Unless otherwise specified in the relevant terms supplement, for each note, the Closing Note Value on the Initial Valuation Date is equal to the Principal Amount. On each subsequent Trading Day, the Closing Note Value is equal to (i) the sum of:

(a) the Closing Note Value as of the immediately preceding Reset Date;

(b) (1) the Reset Exposure Amount as of the immediately preceding Reset Date times (2)
the Index Return for that Trading Day; and

(c) the Cash Return Amount for that Trading Day;

less (ii) the Investor Fee for that Trading Day; provided that if the calculation above results in a negative value, the Closing Note Value will be $0. The notes will be automatically redeemed at no value if the Closing Note Value equals $0.

The Closing Note Value reflects the inverse leveraged performance of the Index, from Reset Date to Reset Date and from the immediately preceding Reset Date to the current Trading Day, subject to the cumulative effect of the Investor Fee and the Cash Return Amount. Because the inverse leveraged exposure to the Index is reset only in connection with Reset Dates, your percentage exposure to the Index on any Trading Day between Reset Dates will likely differ from -200%. In addition, the Reset Exposure Amount as of a Reset Date is determined based on the Closing Note Value on the immediately preceding Reset Determination Date. Accordingly, there is a one Trading Day lag between when the Reset Exposure Amount is determined and when the reset becomes effective.

Index Return:

Unless otherwise specified in the relevant terms supplement, on any Trading Day, the Index Return is calculated as follows:

Index closing level on that Trading Day –
  Index closing level on the immediately preceding Reset Date
Index closing level on the immediately preceding Reset Date
Investor Fee:

Unless otherwise specified in the relevant terms supplement, for each note,

(i) on the Initial Valuation Date, the Investor Fee is equal to $0;

(ii) on any Trading Day immediately following a Reset Date, the Investor Fee is equal to the product of:

(a) the Closing Note Value on the immediately preceding Trading Day;

(b) the Investor Fee Percentage; and

(c) the Day Count Fraction on that Trading Day; and

(iii) on any other Trading Day, the Investor Fee is equal to the sum of:

(a) the Investor Fee on the immediately preceding Trading Day; and

(b) the product of (1) the Closing Note Value on the immediately preceding Trading Day, (2) the Investor Fee Percentage and (3) the Day Count Fraction on that Trading Day.

Investor Fee Percentage:	A fee expressed as a percentage that will be specified in the relevant terms supplement
Day Count Fraction:	Unless otherwise specified in the relevant terms supplement, on any Trading Day, a fraction, the numerator of which is equal to the number of calendar days from and including the preceding Trading Day to and excluding the current Trading Day and the denominator of which is equal to 360.
Cash Return Amount:

Unless otherwise specified in the relevant terms supplement, for each note,

(i) on the Initial Valuation Date, the Cash Return Amount is equal to $0;

(ii) on any Trading Day immediately following a Reset Date, the Cash Return Amount is equal to the product of:

(a) the Closing Note Value on the immediately preceding Trading Day; and

(b) the Daily Cash Return on that Trading Day; and

(iii) on any other Trading Day, the Cash Return Amount is equal to the sum of:

(a) the Cash Return Amount on the immediately preceding Trading Day; and

(b) the product of (1) the Closing Note Value on the immediately preceding Trading Day and (2) the Daily Cash Return on that Trading Day.

Daily Cash Return:	Unless otherwise specified in the relevant terms supplement, on any Trading Day, the Daily Cash Return is calculated as follows:
Cash Level on that Trading Day – Cash Level on the immediately preceding Trading Day Cash Level on the immediately preceding Trading Day

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Key Terms (continued)

Cash Level:

Unless otherwise specified in the relevant terms supplement,

(i) on the Initial Valuation Date, the Cash Level is equal to 1.0; and

(ii) on any other Trading Day, the Cash Level is equal to the product of:

(a) the Cash Level on the immediately preceding Trading Day; and

(b) one plus (1) the Cash Reference Rate on that Trading Day times (2) the Day Count Fraction on that Trading Day.

Cash Reference Rate:	Unless otherwise specified in the relevant terms supplement, on any Trading Day, the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on that Trading Day. In certain circumstances, the Cash Reference Rate on a Trading Day will be determined in an alternative manner as described in “Description of Notes — Payment at Maturity.” The United States Federal Funds Effective Rate is the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight, calculated as a volume-weighted average of rates on trades arranged by major brokers.
Current Exposure Amount:

Unless otherwise specified in the relevant terms supplement, the Current Exposure Amount is a negative number (or zero) equal to:

(i) on a Reset Date, the Reset Exposure Amount on that Reset Date; and

(ii) on any other Trading Day, the product of

(a) the Reset Exposure Amount on the immediately preceding Reset Date; and

(b) (1) the Index closing level on that Trading Day divided by (2) the Index closing level on the immediately preceding Reset Date.

Current Percentage Exposure:	Unless otherwise specified in the relevant terms supplement, on any Trading Day, the Current Percentage Exposure is a negative percentage (or zero) equal to (i) the Current Exposure Amount on that Trading Day divided by (ii) the Closing Note Value on that Trading Day.
Reset Dates:	Unless otherwise specified in the relevant terms supplement, (i) the Initial Valuation Date and (ii) the Trading Day immediately following each Reset Determination Date. Reset Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”
Reset Determination Dates:	Unless otherwise specified in the relevant terms supplement, (i) any Fixed Reset Determination Dates and (ii) any Additional Reset Determination Dates.
Fixed Reset Determination Dates:	Unless otherwise specified in the relevant terms supplement, the last Trading Day in each calendar quarter from and including the calendar quarter in which the Initial Valuation Date occurs to and excluding the calendar quarter in which the Final Valuation Date occurs. Fixed Reset Determination Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”
Additional Reset Determination Dates:

Unless otherwise specified in the relevant terms supplement, a Trading Day from and excluding the Initial Valuation Date, to and including the Final Potential Reset Determination Date, other than a Fixed Reset Determination Date, on which the Current Percentage Exposure is greater in magnitude than -220% or less in magnitude than -180%. Additional Reset Determination Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”

If the Current Percentage Exposure is greater in magnitude than -220% or less in magnitude than -180% on any Trading Day, the exposure of the notes to the Index is reset to equal -200% of the Closing Note Value as of that Trading Day (an Additional Reset Determination Date). This reset will become effective on the Reset Date immediately following that Additional Reset Determination Date. Accordingly, there is a one Trading Day lag between when the Reset Exposure Amount is determined and when the reset becomes effective. However, if you hold the notes for longer than the period between any two Reset Dates, your percentage exposure to the Index may be greater in magnitude than -220% or less in magnitude than -180%.

Final Potential Reset Determination Date:	As specified in the relevant terms supplement. The Final Potential Reset Determination Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”
Valuation Date:	Unless otherwise specified in the relevant terms supplement, each Trading Day from and including the Initial Valuation Date to and including the Final Valuation Date. Valuation Dates are subject to the impact of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”
Initial Valuation Date:	As specified in the relevant terms supplement
Final Valuation Date:	As specified in the relevant terms supplement. The Final Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement as described under “Description of Notes — Payment at Maturity.”

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Key Terms (continued)

Payment upon Early Repurchase:

Unless otherwise specified in the relevant terms supplement, subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “Description of Notes — Postponement of a Calculation Date,” you may request that we repurchase your notes on any Repurchase Date during the term of the notes.

Upon early repurchase, you will receive a cash payment on the relevant Repurchase Date equal to the Closing Note Value on the corresponding Valuation Date less the Repurchase Fee on the corresponding Valuation Date, if applicable.

You may lose some or all of your investment upon early repurchase. The Investor Fee and the Repurchase Fee, if applicable, reduce your final payment. Accordingly, you will lose some or all of your investment upon early repurchase if decreases in the level of the Index and the cumulative effect of the Cash Return Amount are not sufficient to offset increases in the level of the Index, the cumulative effect of the Investor Fee and the Repurchase Fee, if applicable.

Repurchase Fee:	Unless otherwise specified in the relevant terms supplement, if applicable, on any Valuation Date, (i) the Closing Note Value on that Valuation Date multiplied by (ii) the Repurchase Fee Percentage
Repurchase Fee Percentage:	If applicable, a percentage as specified in the relevant terms supplement
Early Repurchase Mechanics:	In order to request that we repurchase your notes on any Repurchase Date, you must deliver a Repurchase Notice to us via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the relevant Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders.” If you fail to comply with these procedures, your notice will be deemed ineffective.
Repurchase Date:	The third Business Day following each Valuation Date
Repurchase Notice:	The form of Repurchase Notice attached as Annex A to the relevant terms supplement
Repurchase Confirmation:	The form of Repurchase Confirmation attached as Annex B to the relevant terms supplement
Payment upon Optional Redemption:

On any Business Day on or after the day that is one calendar year after the Initial Valuation Date, we may redeem all, but not less than all, issued and outstanding notes at our sole discretion. If we exercise our right to redeem your notes prior to maturity, for each note you will receive a cash payment equal to the Closing Note Value as of the Valuation Date that occurs on or immediately following the fifth Business Day following the date we deliver an irrevocable redemption notice to the Depository Trust Company (“DTC”) (the holder of the global note), subject to the potential postponements and adjustments as described under “— Postponement of a Calculation Date” below. The notes will be redeemed and the holders will receive payment for their notes on the Redemption Date, which is the third Business Day following that Valuation Date.

You may lose some or all of your investment upon redemption. The Investor Fee reduces your payment upon redemption. Accordingly, you will lose some or all of your investment upon redemption if decreases in the level of the Index and the cumulative effect of the Cash Return Amount are not sufficient to offset increases in the level of the Index and the cumulative effect of the Investor Fee.

Optional Redemption Mechanics:	If we exercise our right to redeem your notes, we will deliver an irrevocable redemption notice to DTC. Unless otherwise specified in the relevant terms supplement, we must provide at least five Business Days’ notice prior to the Valuation Date for the redemption.
Redemption Date:	The third Business Day following the relevant Valuation Date
Issuer Automatic Early Redemption:	Unless otherwise specified in the relevant terms supplement, we will automatically redeem the notes on any Trading Day prior to the Final Valuation Date if the Closing Note Value is equal to $0. If we automatically redeem the notes as a result of the Closing Note Value being equal to $0 on any Trading Day, you will lose your entire investment in the notes.
Index Calculation Agent:	NYSE Arca, Inc.
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Reissuances or Reopening Issuances:	We may, without your consent, “reopen” or reissue the notes based upon market conditions and the Index closing level at that time. These further issuances, if any, will be consolidated to form a single sub-series with the notes originally issued and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.
Exchange Listing:	One sub-series of notes designated the “JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025” has been listed on the NYSE Arca under the ticker symbol “DSXJ.” If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant terms supplement, this product supplement no. 12-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This product supplement no. 12-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, other free writing prospectuses, fact sheets, information appearing on websites, brochures or other educational materials. The information in the relevant terms supplement, this product supplement no. 12-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplement and this product supplement no. 12-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 12-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 12-I, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

Description of Notes

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply to specific issuances of the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 12-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each JPMorgan Double Short US 10 Year Treasury Futures ETNs with a principal amount equal to the Principal Amount.

General

The notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked inversely to the NYSE US 10 Year Treasury Futures Index (the “Index”). The notes are a series of securities referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

The “Principal Amount” of each note will be an amount as specified in the relevant terms supplement.

The notes do not pay interest and do not guarantee any return of principal at maturity or upon early repurchase or redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the inverse leveraged performance of the Index from each Reset Date over the term of the notes, subject to the cumulative effect of the Investor Fee and the Cash Return Amount. If you exercise your right to have us repurchase your notes, for each note you will receive a cash payment, the amount of which will vary depending on the inverse leveraged performance of the Index from the Initial Valuation Date to the relevant Valuation Date, subject to the Repurchase Fee, if applicable, and the cumulative effect of the Investor Fee and the Cash Return Amount. If we elect to redeem the notes at our option, for each note you will receive a cash payment, the amount of which will vary depending on the inverse leveraged performance of the Index from the Initial Valuation Date to the relevant Valuation Date, subject to the cumulative effect of the Investor Fee and the Cash Return Amount. If we automatically redeem the notes because the Closing Note Value is equal to $0 on any Trading Day, you will lose your entire investment in the notes.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

Subject to your compliance with the procedures described under “— Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “— Postponement of a Calculation Date” in this product supplement, you may request that we repurchase your notes on any Repurchase Date during the term of the notes, provided that you request that we repurchase a minimum of 50,000 notes. Holders who validly request an early repurchase will receive payment for their notes on the third Business Day following the relevant Valuation Date.

PS-1

On any Business Day on or after the day that is one calendar year after the Initial Valuation Date, we may redeem all, but not less than all, issued and outstanding notes at our sole discretion. If we exercise our right to redeem your notes prior to maturity, for each note you will receive a cash payment equal to the Closing Note Value as of the applicable Valuation Date.

If, on any Trading Day prior to the Final Valuation Date, the Closing Note Value is equal to $0, we will automatically redeem all issued and outstanding notes. Upon an automatic early redemption by us, you will receive nothing.

The exposure of the notes to the Index is reset on each Reset Date to equal -200% of the Closing Note Value as of the immediately preceding Reset Determination Date. Accordingly, there is a one Trading Day lag between when the Reset Exposure Amount is determined and when the reset becomes effective.

The notes are not designed to be used by and may not be appropriate for investors who do not intend to actively manage and monitor their investment. If you hold the notes for longer than the period between any two consecutive Reset Dates, your percentage exposure to the Index will likely not be equal to -200%. Due to the compounding of returns from one reset period to another, the performance of the notes for periods longer than the period between two consecutive Reset Dates will likely differ in amount and possibly direction from the inverse leveraged performance of the Index for the same period. Accordingly, you could lose more than 2% of your original investment for each 1% of positive performance of the Index. As a consequence, especially in periods of market volatility, the path of the Index over a period longer than the period between two consecutive Reset Dates may be as important to the Closing Note Value as the cumulative return of the Index over that period.

The notes will be issued in denominations as specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the accompanying prospectus supplement and “Forms of Securities — Book-Entry System” in the accompanying prospectus.

The terms of specific issuances of the notes will be described in the relevant terms supplement accompanying this product supplement no. 12-I. The terms described in that document supplement those described in this product supplement and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

One sub-series of notes designated the “JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025” has been listed on the NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “DSXJ.” No assurance can be given as to the continued listing of that sub-series of notes for their term or of the liquidity or trading market for those notes. If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange. No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.

Payment at Maturity

For each note, unless earlier repurchased or redeemed, you will receive at maturity a cash payment equal to the Closing Note Value on the Final Valuation Date.

You may lose some or all of your investment at maturity. The Investor Fee reduces your payment at maturity. Accordingly, you will lose some or all of your investment at maturity if decreases in the level of the Index and the cumulative effect of the Cash Return Amount are not sufficient to offset increases in the level of the Index and the cumulative effect of the Investor Fee.

PS-2

Unless otherwise specified in the relevant terms supplement, the “Reset Exposure Amount” on the Initial Valuation Date is equal to (i) -200% times (ii) the Principal Amount. On each subsequent Reset Date, the Reset Exposure Amount is a negative number (or zero) equal to (i) -200% times (ii) the Closing Note Value on the immediately preceding Reset Determination Date.

Unless otherwise specified in the relevant terms supplement, for each note, the “Closing Note Value” on the Initial Valuation Date is equal to the Principal Amount. On each subsequent Trading Day, the Closing Note Value is equal to (i) the sum of:

(a)	the Closing Note Value as of the immediately preceding Reset Date;
(b)	(1) the Reset Exposure Amount as of the immediately preceding Reset Date times (2) the Index Return for that Trading Day; and
(c)	the Cash Return Amount for that Trading Day;

less (ii) the Investor Fee for that Trading Day; provided that if the calculation above results in a negative value, the Closing Note Value will be $0. The notes will be automatically redeemed at no value if the Closing Note Value equals $0.

The Closing Note Value reflects the inverse leveraged performance of the Index, from Reset Date to Reset Date and from the immediately preceding Reset Date to the current Trading Day, subject to the cumulative effect of the Investor Fee and the Cash Return Amount. Because the inverse leveraged exposure to the Index is reset only in connection with Reset Dates, your percentage exposure to the Index on any Trading Day between Reset Dates will likely differ from -200%. In addition, the Reset Exposure Amount as of a Reset Date is determined based on the Closing Note Value on the immediately preceding Reset Determination Date. Accordingly, there is a one Trading Day lag between when the Reset Exposure Amount is determined and when the reset becomes effective.

Unless otherwise specified in the relevant terms supplement, on any Trading Day, the “Index Return” is calculated as follows:

Index closing level on that Trading Day – Index closing level on the immediately preceding Reset Date
Index closing level on the immediately preceding Reset Date

Unless otherwise specified in the relevant terms supplement, for each note, (i) on the Initial Valuation Date, the “Investor Fee” is equal to $0; (ii) on any Trading Day immediately following a Reset Date, the Investor Fee is equal to the product of (a) the Closing Note Value on the immediately preceding Trading Day; (b) the Investor Fee Percentage; and (c) the Day Count Fraction on that Trading Day; and (iii) on any other Trading Day, the Investor Fee is equal to the sum of: (a) the Investor Fee on the immediately preceding Trading Day; and (b) the product of (1) the Closing Note Value on the immediately preceding Trading Day, (2) the Investor Fee Percentage and (3) the Day Count Fraction on that Trading Day.

The “Investor Fee Percentage” is a fee expressed as a percentage that will be specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, on any Trading Day, the “Day Count Fraction” is a fraction, the numerator of which is equal to the number of calendar days from and including the preceding Trading Day to and excluding the current Trading Day and the denominator of which is equal to 360.

Unless otherwise specified in the relevant terms supplement, for each note, (i) on the Initial Valuation Date, the “Cash Return Amount” is equal to $0; (ii) on any Trading Day immediately following a Reset Date, the Cash Return Amount is equal to the product of: (a) the Closing Note Value

PS-3

on the immediately preceding Trading Day; and (b) the Daily Cash Return on that Trading Day; and (iii) on any other Trading Day, the Cash Return Amount is equal to the sum of: (a) the Cash Return Amount on the immediately preceding Trading Day; and (b) the product of (1) the Closing Note Value on the immediately preceding Trading Day and (2) the Daily Cash Return on that Trading Day.

Unless otherwise specified in the relevant terms supplement, on any Trading Day, the “Daily Cash Return” is calculated as follows:

Cash Level on that Trading Day – Cash Level on the immediately preceding Trading Day
Cash Level on the immediately preceding Trading Day

Unless otherwise specified in the relevant terms supplement, (i) on the Initial Valuation Date, the “Cash Level” is equal to 1.0; and (ii) on any other Trading Day, the Cash Level is equal to the product of: (a) the Cash Level on the immediately preceding Trading Day; and (b) one plus (1) the Cash Reference Rate on that Trading Day times (2) the Day Count Fraction on that Trading Day.

Unless otherwise specified in the relevant terms supplement, on any Trading Day, the “Cash Reference Rate” is the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on that Trading Day. If that Trading Day is not a Business Day, the Cash Reference Rate is the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on the immediately preceding Business Day.

The United States Federal Funds Effective Rate is the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight, calculated as a volume-weighted average of rates on trades arranged by major brokers. If the United States Federal Funds Effective Rate ceases (temporarily or permanently) to be published on Bloomberg at FEDL01 INDEX (or any successor page) as determined by the Note Calculation Agent, and another comparable entity, as determined by the Note Calculation Agent publishes that rate, the Cash Reference Rate on any Trading Day will be equal to that rate on that Trading Day. If the United States Federal Funds Effective Rate is discontinued and Bloomberg or another entity publishes a successor or substitute interest rate that the Note Calculation Agent determines, in its sole discretion, to be comparable to the discontinued United States Federal Funds Effective Rate (such rate being referred to herein as a “successor rate”), then the Cash Reference Rate on any Trading Day thereafter will be determined by reference to that successor rate on that Trading Day. If the United States Federal Funds Effective Rate is discontinued or ceases (temporarily or permanently) to be published and the Note Calculation Agent is unable to identify a successor rate or is unable to identify a comparable entity that publishes that rate, as the case may be, the Cash Reference Rate on any Trading Day shall be a rate as determined by the Note Calculation Agent in good faith that represents or approximates the interest rate at which depositary institutions lend to each other overnight.

Unless otherwise specified in the relevant terms supplement, the “Current Exposure Amount” is a negative number (or zero) equal to: (i) on a Reset Date, the Reset Exposure Amount on that Reset Date; and (ii) on any other Trading Day, the product of (a) the Reset Exposure Amount on the immediately preceding Reset Date; and (b) (1) the Index closing level on that Trading Day divided by (2) the Index closing level on the immediately preceding Reset Date.

Unless otherwise specified in the relevant terms supplement, the “Reset Dates” are (i) the Initial Valuation Date and (ii) the Trading Day immediately following each Reset Determination Date. Reset Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”

Unless otherwise specified in the relevant terms supplement, the “Reset Determination Dates” are (i) any Fixed Reset Determination Dates and (ii) any Additional Reset Determination Dates.

PS-4

Unless otherwise specified in the relevant terms supplement, the “Fixed Reset Determination Dates” are the last Trading Day in each calendar quarter from and including the calendar quarter in which the Initial Valuation Date occurs to and excluding the calendar quarter in which the Final Valuation Date occurs. Fixed Reset Determination Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”

Unless otherwise specified in the relevant terms supplement, an “Additional Reset Determination Date” is a Trading Day from and excluding the Initial Valuation Date, to and including the Final Potential Reset Determination Date, other than a Fixed Reset Determination Date, on which the Current Percentage Exposure is greater in magnitude than -220% or less in magnitude than -180%. Additional Reset Determination Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”

If the Current Percentage Exposure is greater in magnitude than -220% or less in magnitude than -180% on any Trading Day, the exposure of the notes to the Index is reset to equal -200% of the Closing Note Value as of that Trading Day (an Additional Reset Determination Date). This reset will become effective on the Reset Date immediately following that Additional Reset Determination Date. Accordingly, there is a one Trading Day lag between when the Reset Exposure Amount is determined and when the reset becomes effective. However, if you hold the notes for longer than the period between any two Reset Dates, your percentage exposure to the Index may be greater in magnitude than -220% or less in magnitude than -180%.

The “Final Potential Reset Determination Date” will be specified in the relevant terms supplement. The Final Potential Reset Determination Date is subject to postponement in the event of certain market disruption events and as described below under “— Postponement of a Calculation Date.”

Unless otherwise specified in the relevant terms supplement, a “Valuation Date” is each Trading Day from and including the Initial Valuation Date to and including the Final Valuation Date. Valuation Dates are subject to the impact of certain market disruption events and as described under “Description of Notes — Postponement of a Calculation Date.”

The “Initial Valuation Date” will be specified in the relevant terms supplement.

The “Final Valuation Date” will be specified in the relevant terms supplement. The Final Valuation Date is subject to postponement in the event of certain market disruption events and as described below under “— Postponement of a Calculation Date.”

The “Index closing level” on any Index Business Day will equal the official closing level of the Index or any successor index thereto (as described below under “General Terms of Notes — Discontinuation of the Index; Alteration of Method of Calculation”) published by the Index Calculation Agent following the regular official weekday close of trading on that Trading Day. If the Index Calculation Agent does not publish the official closing level of the Index on any Index Business Day and that day is not a Disrupted Day (as defined below under “— Postponement of a Calculation Date”), the Note Calculation Agent will determine the closing level of the Index for that Index Business Day in accordance with the formula for and method of calculating the Index closing level last in effect using the official settlement price of the relevant Treasury note futures contract. In certain circumstances, the Index closing level will be based on the alternative calculation of the Index described below under “— Postponement of a Calculation Date” or “General Terms of Notes — Discontinuation of the Index; Alteration of Method of Calculation.”

A “Trading Day” is, unless otherwise specified in the relevant terms supplement, an Index Business Day on which the New York Stock Exchange is scheduled to be open for trading.

PS-5

An “Index Business Day” is, unless otherwise specified in the relevant terms supplement, a day on which the relevant exchange is scheduled to be open for “open-outcry” trading (i.e. trading through oral bids and offers on the trading floor of the relevant exchange) in the 10-Year U.S. Treasury note futures contracts underlying the Index (each, a “Treasury note futures contract” and together, “Treasury note futures”) or any successor index, as applicable.

“Relevant exchange” means the primary exchange or market of trading for any futures contracts included in the Index or successor index, as applicable.

The “maturity date” will be specified in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a Business Day, then the maturity date will be the next succeeding Business Day following that scheduled maturity date. If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled maturity date, the maturity date will be the third Business Day following the Final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “Business Day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently the NYSE Arca.

The “Note Calculation Agent” is the agent appointed by us to make certain calculations for the notes, which initially will be J.P. Morgan Securities LLC (“JPMS”). See “General Terms of Notes — Note Calculation Agent” below. JPMS is our affiliate and may have interests adverse to yours. Please see “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.”

Early Repurchase at the Option of the Holders

Unless otherwise specified in the relevant terms supplement, subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Postponement of a Calculation Date” below, you may submit a request to have us repurchase your notes on any Repurchase Date no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the relevant Valuation Date, provided that you request that we repurchase a minimum of 50,000 notes. The notes will be repurchased and the holders will receive payment for their notes on the third Business Day following the relevant Valuation Date (the “Repurchase Date”).

If you exercise your right to have us repurchase your notes, subject to your compliance with the procedures described under “— Repurchase Requirements,” for each applicable note you will receive a cash payment on the relevant Repurchase Date equal to the Closing Note Value on the corresponding Valuation Date less the Repurchase Fee on the corresponding Valuation Date, if applicable.

You may lose some or all of your investment upon early repurchase. The Investor Fee and the Repurchase Fee, if applicable, reduce your final payment. Accordingly, you will lose some or all of your investment upon early repurchase if decreases in the level of the Index and the cumulative effect of the Cash Return Amount are not sufficient to offset increases in the level of the Index, the cumulative effect of the Investor Fee and the Repurchase Fee, if applicable.

PS-6

Unless otherwise specified in the relevant terms supplement, on any Valuation Date, the “Repurchase Fee,” if applicable, will equal (i) the Closing Note Value on that Valuation Date multiplied by (ii) the Repurchase Fee Percentage.

The “Repurchase Fee Percentage,” if applicable, will be a percentage as specified in the relevant terms supplement.

Repurchase Requirements

To exercise the right to have us repurchase your notes, you must instruct your broker or other person through whom you hold your notes to take the following steps:

•	Send a notice of repurchase, substantially in the form attached as Annex A to the relevant terms supplement (a “Repurchase Notice”), to us via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time on the Business Day immediately preceding the relevant Valuation Date. We or our affiliate must acknowledge receipt of the Repurchase Notice on the same Business Day for it to be effective;
•	If we receive your Repurchase Notice by the time specified in the preceding bullet point, we will respond by sending you a confirmation of repurchase, substantially in the form attached as Annex B to the relevant terms supplement (a “Repurchase Confirmation”);
•	Deliver the signed Repurchase Confirmation, in the specified form, to us via facsimile to (917) 456-3471, by 4:00 p.m., New York City time, on the Business Day immediately preceding the relevant Valuation Date. We or our affiliate must acknowledge receipt of the Repurchase Notice on the same Business Day in order for your Repurchase Confirmation to be effective;
•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the relevant Valuation Date at a price equal to the amount payable upon early repurchase of the notes; and
•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the relevant Repurchase Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the offered notes in respect of those deadlines. If we do not receive your Repurchase Notice by 11:00 a.m., or your Repurchase Confirmation by 4:00 p.m., on the Business Day immediately preceding the relevant Valuation Date, your Repurchase Notice will not be effective and we will not repurchase your notes on the relevant Repurchase Date.

The Note Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made. Once given, a Repurchase Notice may not be revoked. Questions about the repurchase requirements should be directed to the email address included in the form of Repurchase Notice attached to the relevant terms supplement.

Expiration of Repurchase Rights

If we do not receive your Repurchase Notice by 11:00 a.m., New York City time (as described under the first bullet point in “— Repurchase Requirements” above) or your Repurchase Confirmation by 4:00 p.m., New York City time (as described under the third bullet point in “— Repurchase Requirements” above), on the Business Day immediately preceding the relevant Valuation Date, your Repurchase Notice will not be effective and we will not repurchase your notes on the relevant Repurchase Date. Any Repurchase Notice for which we (or our affiliate) receive a valid Repurchase Confirmation in accordance with the procedures described above will be irrevocable.

PS-7

Payment upon Optional Redemption

On any Business Day on or after the day that is one calendar year after the Initial Valuation Date, we may redeem all, but not less than all, issued and outstanding notes at our sole discretion. If we exercise our right to redeem your notes prior to maturity, for each note you will receive a cash payment equal to the Closing Note Value as of the Valuation Date that occurs on or immediately following the fifth Business Day following the date we deliver an irrevocable redemption notice to DTC, subject to the potential postponements and adjustments as described under “— Postponement of a Calculation Date” below. The notes will be redeemed and the holders will receive payment for their notes on the third Business Day following that Valuation Date (the “Redemption Date”).

You may lose some or all of your investment upon redemption. The Investor Fee reduces your payment upon redemption. Accordingly, you will lose some or all of your investment upon redemption if decreases in the level of the Index and the cumulative effect of the Cash Return Amount are not sufficient to offset increases in the level of the Index and the cumulative effect of the Investor Fee.

Optional Redemption Requirements

If we exercise our right to redeem your notes on the Redemption Date, we will deliver an irrevocable redemption notice to DTC (the holder of the global note). Unless otherwise specified in the relevant terms supplement, we must provide at least five Business Days’ notice prior to the Valuation Date for the redemption.

Issuer Automatic Early Redemption

Unless otherwise specified in the relevant terms supplement, we will automatically redeem the notes on any Trading Day prior to the Final Valuation Date if the Closing Note Value is equal to $0. If we automatically redeem the notes as a result of the Closing Note Value being equal to $0 on any Trading Day, you will lose your entire investment in the notes.

Postponement of a Calculation Date

If any Valuation Date (including the Final Valuation Date), Reset Date, Fixed Reset Determination Date, Additional Reset Determination Date or the Final Potential Reset Determination Date (any such day, a “Calculation Date”) is a Disrupted Day, the applicable Calculation Date will be postponed to the immediately succeeding Trading Day that is not a Disrupted Day. In no event, however, will any Calculation Date be postponed more than three Trading Days following the date originally scheduled to be that Calculation Date. If the third Trading Day following the date originally scheduled to be the applicable Calculation Date is a Disrupted Day, the Note Calculation Agent will determine the Index closing level for that Calculation Date on that third Trading Day, which will be either:

(a)	in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event, using the official settlement price (or, if trading in the relevant Treasury note futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation) on that third Trading Day of the Treasury note futures contract most recently constituting the Index; or
(b)	the official closing level of the Index as published by NYSE Arca on that third Trading Day.
PS-8

Notwithstanding the foregoing, if the Final Potential Reset Determination Date is postponed as described above, the Final Valuation Date will be postponed to the first Trading Day that is not a Disrupted Day following the Final Potential Reset Determination Date, as postponed. In no event, however, will the Final Valuation Date be postponed more than four Trading Days following the date originally scheduled to be the Final Valuation Date as a result of the postponement of the Final Potential Reset Determination Date. If the Final Valuation Date is to be postponed as a result of the postponement of the Final Potential Reset Determination Date and the fourth Trading Day following the date originally scheduled to be the Final Valuation Date is a Disrupted Day, the Note Calculation Agent will determine the Index closing level for the Final Valuation Date on that fourth Trading Day, which will be either:

(a)	in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event, using the official settlement price (or, if trading in the relevant Treasury note futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation or non-publication) on that fourth Trading Day of the Treasury note futures contract most recently constituting the Index; or
(b)	the official closing level of the Index as published by NYSE Arca on that fourth Trading Day.

A “Disrupted Day” is any Index Business Day on which a market disruption event occurs or exists.

PS-9

Current Real-Time Value of the Index and Intraday Indicative Values of the Notes

Current Real-Time Index Values

NYSE Arca, the Index Calculation Agent, or a successor Index Calculation Agent, will calculate and publish the current real-time value of the Index every 15 seconds during normal trading hours to the US Consolidated Tape B under the ticker symbol “USTTEN.” The Index is not calculated on days that either (i) the Chicago Board of Trade (“CBOT”) is closed for regular session trading or (ii) the New York Stock Exchange (“NYSE”) is closed for equity trading. On days that the CBOT is closed and the NYSE is open, the Index Calculation Agent publishes a static previous Index close during equity trading hours. The actual Index closing level may vary, and may vary significantly, from the current real-time value of the Index.

The current real-time calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from NYSE Arca may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market. The current real-time value of the Index published every 15 seconds will be based on executed trades in the Treasury note futures.

Intraday Indicative Note Values

On each day on which the primary exchange or market for trading of the Notes is open for trading, NYSE Arca will calculate and publish an intraday indicative value meant to approximate the theoretical value of the notes every 15 seconds during normal trading hours on Bloomberg L.P. (“Bloomberg”) under a ticker symbol that will be specified in the relevant terms supplement. In connection with your notes, we use the term “indicative value” to refer to the value at a given time equal to (i) the sum of:

(a)	the Closing Note Value as of the immediately preceding Reset Date;
(b)	(1) the Reset Exposure Amount as of the immediately preceding Reset Date times (2) the Index Return for that day, calculated using the most recently available intraday indicative value of the Index at that time instead of the Index closing level on that day or, if that day is not an Index Business Day, using the last published Index closing level; and
(c)	the Cash Return Amount for that day, calculated using the Cash Reference Rate as of the immediately preceding Trading Day instead of the Cash Reference Rate as of that day;

less (ii) the Investor Fee for that day; provided that if that calculation results in a negative value, the indicative value will be $0.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by NYSE Arca will not necessarily reflect the depth and liquidity of the Treasury note futures. For this reason and others, the actual trading price of the notes may be different from their indicative value.

The calculation of the indicative values shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice. Any transaction between you and us will be subject to the details of the terms supplements relating to that transaction.

The publication of the intraday indicative value of the notes by NYSE Arca on Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the notes may be different from their intraday indicative values. The intraday indicative value of the notes published at least every 15 seconds during normal trading hours are listed will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or the payment upon early repurchase.

PS-10

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

NYSE Arca and its affiliates are not affiliated with JPMS or JPMorgan Chase & Co. and do not approve, endorse, review or recommend JPMS, JPMorgan Chase & Co. or the notes.

The intraday indicative values of the notes calculated by NYSE Arca are derived from sources deemed reliable, but NYSE Arca, its affiliates and its and their respective suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. NYSE Arca and its affiliates make no warranty, express or implied, as to results to be obtained by JPMS, JPMS’s customers, JPMorgan Chase & Co., JPMorgan Chase & Co.’s customers, the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. NYSE Arca and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

NYSE Arca, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE Arca, its affiliates or its or their respective partners, employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the notes, or any data or values included therein or in connection therewith and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE Arca, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the notes, or any data or values included therein or in connection therewith, from whatever cause. NYSE Arca, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors are not responsible for the selection of or use of the notes, or any data or values included therein or in connection therewith, the accuracy and adequacy of the notes, or any data or values included therein or in connection therewith or information used by JPMS or JPMorgan Chase & Co. and the resultant output thereof.

PS-11

Risk Factors

Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to directly taking a short position in the Index or the Treasury note futures underlying the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes do not pay interest or guarantee the return of your investment.

The notes do not pay interest and may not return any of your investment. The amount payable, if any, at maturity or upon early repurchase or redemption will reflect the inverse performance of the Index, subject to the Repurchase Fee, if applicable, and the cumulative effect of the Investor Fee and the Cash Return Amount. These amounts will be determined pursuant to the terms described in this product supplement no. 12-I and the relevant terms supplement. The Investor Fee and the Repurchase Fee, if applicable, reduce your final payment. Accordingly, you will lose some or all of your investment at maturity or upon early repurchase or redemption if decreases in the level of the Index and the cumulative effect of the Cash Return Amount are not sufficient to offset increases in the level of the Index, the cumulative effect of the Investor Fee and the Repurchase Fee, if applicable.

The notes are subject to the credit risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or upon early repurchase or redemption, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

The notes are bearish on the Index.

If the level of the Index increases over the term of the notes, the Closing Note Value, and therefore the payment, if any, at maturity or upon early repurchase or redemption will be adversely affected.

If we exercise our right to redeem the notes, the cash payment you will receive may be less than you might have received if you held the notes to maturity or disposed of them at a time of your choosing.

On any Business Day on or after the day that is one calendar year after the Initial Valuation Date, we may redeem all, but not less than all, issued and outstanding notes at our sole discretion. If we exercise our right to redeem the notes, you will receive for each note a cash payment on the relevant Redemption Date equal to the Closing Note Value as of the relevant Valuation Date. If we elect to redeem your notes at a time when the Closing Note Value is relatively low, any payment upon redemption may be substantially less than the amount you initially invested, the amount you could have received on your investment at maturity if the notes had not been redeemed or the amount you could have received if you had disposed of your notes at the time of your choosing.

PS-12

If the notes are redeemed, you will be exposed to reinvestment risk.

If the notes are redeemed by us, the holding period could be significantly less than the full term of the notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes in an investment with similar characteristics.

Even if the level of the Index decreases, you may receive less than the Principal Amount of your notes due to the Investor Fee and, if applicable, the Repurchase Fee, or due to prior positive Index performance. In addition, any decrease of the Index following a Reset Date will not necessarily be reflected in the Reset Exposure Amount when it is reset on the next Reset Date.

Because the Investor Fee and, if applicable, the Repurchase Fee reduce your final payment, if any, you will lose some or all of your investment at maturity or upon early repurchase or redemption even if the level of the Index decreases if, after taking into account the cumulative effect of the Cash Return Amount, the level of the Index does not decrease sufficiently to offset the Repurchase Fee, if applicable, and the cumulative effect of the Investor Fee. In addition, because the Investor Fee will be deducted on a daily basis, the longer your notes have been outstanding, the greater the effect the Investor Fee will have on the value of your notes. You will lose some or all of your investment at maturity or upon early repurchase or redemption if decreases in the level of the Index and the cumulative effect of the Cash Return Amount are not sufficient to offset increases in the level of the Index, the cumulative effect of the Investor Fee and the Repurchase Fee, if applicable.

Further, even if at maturity or upon repurchase or redemption the level of the Index has decreased relative to the Initial Index Level, the decrease may not be enough to offset prior positive Index performance, which could have reduced the Reset Exposure Amount significantly. Similarly, any decrease of the Index following a Reset Date will not necessarily be reflected in the Reset Exposure Amount when it is reset on the next Reset Date. Instead, the reset of the Reset Exposure Amount will be determined solely on the basis of the Closing Note Value on the applicable Reset Determination Date. This Closing Note Value will reflect the inverse leveraged performance of the level of the Index from the immediately preceding Reset Date to that Reset Determination Date, subject to the cumulative effect of the Investor Fee.

Our offering of the notes does not constitute an expression of our view about, or a recommendation of, the Index, the Treasury note futures or the Treasury notes underlying those futures contracts.

You should not take our offering of the notes as an expression of our views about how the Index, the Treasury note futures or the Treasury notes underlying those futures contracts will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or short position) in the Index, the Treasury note futures or the Treasury notes underlying those futures contracts, including through an investment in the notes. As a global financial institution, we and our affiliates may, and often do, have positions (long, short or both) in the Index, the Treasury note futures or the Treasury notes underlying those futures contracts that conflict with an investment in the notes. See “— We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” below and “Use of Proceeds and Hedging” in this product supplement for some examples of potential conflicting positions we may have. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by taking positions in instruments the value of which is derived from the Index, the Treasury note futures or the Treasury notes underlying those futures contracts. We may also adjust our hedge by, among other things, purchasing or selling

PS-13

instruments the value of which is derived from the Index, the Treasury note futures or the Treasury notes underlying those futures contracts at any time and from time to time, and close out or unwind our hedge by selling any of the foregoing at any time and from time to time. We cannot give you any assurances that our hedging will not negatively affect the level of the Index or the performance of the notes. See “Use of Proceeds and Hedging” below for additional information about our hedging activities.

This hedging activity may present a conflict of interest between your interest as a holder of the notes and the interests our affiliates have in executing, maintaining and adjusting hedge transactions. These hedging activities could also affect the price at which JPMS is willing to purchase your notes in the secondary market.

Our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.

JPMS and other affiliates of ours also trade the Treasury note futures, the Treasury notes underlying those futures contracts and other financial instruments related to the Treasury note futures or the Treasury notes underlying those futures contracts on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the Index closing level on the Initial Valuation Date and/or decrease the Index closing level on any other Valuation Date, which could adversely affect your payment at maturity or upon early repurchase or redemption, as the case may be.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our business activities.

In the course of our or our affiliates’ trading activities, we or our affiliates may acquire material nonpublic information with respect to Treasury notes or futures contracts and we will not disclose any such information to you. In addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in the price or yield of Treasury notes or futures contracts. Any prospective purchaser of notes should undertake an independent investigation of the Treasury note futures included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level or price, as applicable, of the Index, the Treasury note futures or the Treasury notes underlying those futures contracts. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for these securities or financial instruments, our or their interests with respect to these securities or financial instruments may be adverse to those of the holders of the notes. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.

JPMS, one of our affiliates, will act as the Note Calculation Agent. The Note Calculation Agent will determine, among other things, the Closing Note Value, the Index Return, the Investor Fee, the Cash Return Amount and the Reset Exposure Amount on each Trading Day during the term of the notes and

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the amount, if any, that we will pay you at maturity or upon early repurchase. The Note Calculation Agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index so that the Index does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index (or relevant successor index, if applicable) had those modifications not been made. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Note Calculation Agent, is entitled to exercise discretion.

JPMS and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes, and may do so in the future. Any such research, opinions or recommendations could affect the level of the Index, and therefore the market value of the notes.

JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

You will lose your entire investment if we automatically redeem your notes as a result of the Closing Note Value being zero.

We will automatically redeem the notes on any Trading Day prior to the Final Valuation Date if the Closing Note Value is equal to $0. If we automatically redeem the notes as a result of the Closing Note Value being equal to $0 on any Trading Day, you will lose your entire investment in the notes.

Notes that include leverage entail leverage risk and are not suitable for all investors.

Notes that include leverage are not suitable for all investors. In particular, notes that include leverage entail leverage risk and should be purchased only by sophisticated investors who understand leverage risk and the consequences of seeking leveraged investment results and who intend to monitor and manage their investments actively. Investing in the notes is not equivalent to directly taking a short position in the Index because the inverse leveraged exposure to the Index is reset in connection with each Reset Date, resulting in the compounding of returns from each Reset Date to the immediately following Reset Date. The Closing Note Value also reflects the cumulative effect of the Investor Fee and the Cash Return Amount. The Investor Fee will each reduce the payment, if any, you will receive at maturity or upon early repurchase or redemption. The amount you receive at maturity or upon early repurchase or redemption will be contingent upon the inverse leveraged performance of the Index from each Reset Date to the immediately following Reset Date and, in the case of early repurchase or redemption, from the immediately preceding Reset Date to the applicable Trading Day, subject to the cumulative effect of the Investor Fee and the Cash Return Amount. There is no guarantee that you will receive at maturity or upon an earlier repurchase or redemption your initial investment or any return on that investment. Significant positive performances of the Index over a reset period may not be offset by any negative performances over other reset periods.

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Any positive performance of the Index will be leveraged, meaning you will lose an amount from the Closing Note Value on the immediately preceding Reset Date at a rate of 2% for every 1% of adverse performance of the Index relative to the immediately preceding Reset Date, subject to the cumulative effect of the Investor Fee and the Cash Return Amount.

You are exposed to the risk arising from the fact that the performance of the Index is inversely leveraged. This means that if the Index experiences a positive performance, for every 1% of positive Index performance relative to the immediately preceding Reset Date, your Closing Note Value will be reduced from the Closing Note Value on that Reset Date by an amount equal to 2% of the Closing Note Value on the Reset Determination Date that occurs one Trading Day prior to that Reset Date, subject to the cumulative effect of the Investor Fee and the Cash Return Amount. While the reset from time to time of the inverse leveraged exposure to the Index is designed to reduce the effect of the leverage on any extended positive performance over time, it does not mitigate the effect of the leverage on any positive performance between consecutive Reset Dates. Due to the compounding of returns from one reset period to another, the performance of the notes for periods longer than the period between two consecutive Reset Dates will likely differ in amount and possibly direction from the inverse leveraged performance of the Index for the same period.

The notes are not designed to be long-term investments.

The notes are not designed to be long-term investments. Because of the inverse leverage resetting feature and the Investor Fee, the notes do not offer a return based on the simple performance of the Index from the Initial Valuation Date or the date you purchased the notes to the maturity date, the Repurchase Date or the Redemption Date, as applicable. Instead, the return on your notes, if any, at maturity or upon repurchase or redemption is dependent upon the compounding of the inverse leveraged performance of the Index from Reset Date to Reset Date and from the immediately preceding Reset Date to the relevant Trading Day prior to maturity or repurchase or redemption, subject to the cumulative effect of the Investor Fee and the Cash Return Amount. This could cause the long-term performance of the notes to become uncorrelated to the long-term performance of the Index over time. For example, if over a one-year period (assuming quarterly Fixed Reset Determination Dates), the Index depreciated by 10%, the Closing Note Value (which reflects the application of an inverse leverage factor of -200%) will most likely not have appreciated by 20% over the one-year period, and may have even declined, perhaps significantly. In addition, more volatile performances of the Index will magnify the divergence of the return on the notes from the inverse return on the Index.

Even if at maturity or upon a repurchase or redemption the Index has moved negatively relative to its level at the time you purchased the notes, this may not be enough to offset prior periods of positive performance which could have reduced the Closing Note Value below its value at the time you purchased the notes. Accordingly, even if the Index at maturity or upon repurchase or redemption has moved negatively relative to its level at the time you purchased the notes, there is no guarantee that you will receive a positive return on, or a full return of, your initial investment. In addition, because we have the right to call the notes at our sole discretion, you may be required to sell your investment in the notes earlier than you had otherwise planned and may not be able to find an alternative investment with similar risk-return characteristics. As a result, you should consider your investment horizon as well as any potential trading costs when evaluating an investment in the notes. Investors should regularly monitor their investment in the notes to ensure that they remain consistent with their investment objectives.

Any negative effect due to compounding will be magnified if the Index is volatile.

The notes do not attempt to, and should not be expected to, provide returns that are an inverse multiple of the return on the Index for periods other than from one Reset Date to the next Reset Date. The notes effectively rebalance your exposure to the Index in connection with each Reset Date in

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response to that period’s gains or losses. This means that over a period of time other than from one Reset Date to the next Reset Date, the return on the notes generally will not equal -200% of the return on the Index. Due to the compounding effect of gains or losses in the Index, the cumulative percentage increase or decrease in the value of the notes may diverge significantly from the cumulative percentage increase or decrease in -200% of the return on the Index. In addition, the occurrence of Reset Dates (other than the fixed quarterly Reset Dates) are based on the Current Exposure Percentage, which is based on the index performance. During periods of high volatility in the Index, additional Reset Dates may occur frequently and could occur daily. Volatility measures the frequency and magnitude of changes in the level of the Index. Any negative effect due to compounding will be magnified if the Index is volatile.

If the Closing Note Value has been increasing prior to the current Trading Day, any positive performance on the current Closing Note Value will result in a larger dollar reduction in the Closing Note Value than if the inverse leverage factor of -200% were applied to the fixed Principal Amount.

In determining the Closing Note Value on any given Trading Day, the inverse leverage factor of -200% is not applied to the fixed Principal Amount and the Index Return for that Trading Day, but is instead applied to the Closing Note Value on the immediately preceding Reset Determination Date and the Index Return for that Trading Day and then adjusted to reflect the Investor Fee and the Cash Return Amount. If the Closing Note Value has been increasing prior to the relevant Trading Day, the dollar amount that you can lose from a positive performance since the last Reset Date will increase correspondingly so that the dollar amount lost will be greater than if the inverse leverage factor of -200% were applied to the fixed Principal Amount and the relevant Index Return. This means you could lose more than 2% of your initial investment for every 1% of positive performance of the Index since the last Reset Date.

If the Closing Note Value has been decreasing prior to the current Trading Day, any negative performance on the current Closing Note Value will result in a smaller dollar increase in the Closing Note Value than if the inverse leverage factor of -200% were applied to the fixed Principal Amount.

In determining the Closing Note Value on any given Trading Day, the inverse leverage factor of -200% is not applied to the fixed Principal Amount and the Index Return for that Trading Day, but is instead applied to the Closing Note Value on the immediately preceding Reset Determination Date and the Index Return for that Trading Day and then adjusted to reflect the Investor Fee and the Cash Return Amount. If the Closing Note Value has been decreasing prior to the relevant Trading Day, the dollar amount that you can gain from a negative performance since the last Reset Date will decrease correspondingly so that the dollar amount gained will be less than if the inverse leverage factor of -200% were applied to the fixed Principal Amount and the relevant Index Return. This means you could gain less than 2% of your initial investment for every 1% of negative performance of the Index since the last Reset Date.

Even though the notes include an exposure cap of -220% and an exposure floor of -180%, your percentage exposure to the Index over a holding period that exceeds a single reset period will likely not be equal to -200% and may be greater in magnitude than -220% or less in magnitude than -180%.

Because the inverse leveraged percentage exposure to the Index is reset to -200% only on Reset Dates, your percentage exposure to the Index on any Trading Day between Reset Dates will likely differ from -200%. In addition, if you hold the notes for longer than the period between any two Reset Dates, your percentage exposure to the Index will likely not be equal to -200% and may be greater in magnitude than -220% or less in magnitude than -180%. Accordingly, you could lose more than 2% of your original investment for each 1% of positive performance of the Index relative to the date on which you purchased your notes.

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The Reset Exposure Amount is determined on the Reset Determination Date immediately preceding the Reset Date rather than on the Reset Date.

On any Reset Date other than the Initial Valuation Date, the Reset Exposure Amount equals -200% of the Closing Note Value as of the immediately preceding Reset Determination Date. Accordingly, there is a one Trading Day lag between when the Reset Exposure Amount is determined and when the reset becomes effective. If the Closing Note Value on a Reset Date is higher than the Closing Note Value on the applicable Reset Determination Date, then the magnitude of the Reset Exposure Amount would be less than if it had been determined on the Reset Date. Similarly, if the Closing Note Value on a Reset Date is lower than the Closing Note Value on the applicable Reset Determination Date, then the magnitude of the Reset Exposure Amount would be higher than if it had been determined on the Reset Date.

There are restrictions on your ability to request that we repurchase your notes.

If you elect to exercise your right to have us repurchase your notes, you must request that we repurchase at least 50,000 notes on any Repurchase Date. If you own fewer than 50,000 notes, you will not be able to have us repurchase your notes. Your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date during the term of the notes and a completed and signed Repurchase Confirmation by 4:00 p.m., New York City time, that same day. If we do not receive that notice and confirmation, your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Because of the timing requirements of the Repurchase Notice and the Repurchase Confirmation, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

You will not know the amount of any payment upon early repurchase at the time you elect to request that we repurchase your notes.

You will not know the amount of any payment upon early repurchase at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Valuation Date and a completed and signed confirmation of that repurchase must be received by us no later than 4:00 p.m., New York City time, on the same Business Day. You will not know the amount of any payment upon early repurchase until the Closing Note Value is determined on the applicable Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.

There is no assurance that your notes will be listed or continue to be listed on a securities exchange, and they may not have an active trading market.

One sub-series of notes designated the “JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025” has been listed on the NYSE Arca under the ticker symbol “DSXJ.” No assurance can be given as to the continued listing of that sub-series of notes for their term or of the liquidity or trading market for those notes. If we were to issue any other sub-series of notes, we

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expect that we would make an application to list that sub-series of notes on a securities exchange. No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained. We are not required to maintain any listing of the notes any securities exchange.

The liquidity of the market for the notes may vary materially over time.

Certain affiliates of JPMS may engage in limited purchase and resale transactions in the notes although they are not required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes. You may elect to exercise your right to have us repurchase your notes, but such repurchase is subject to the restrictive conditions and procedures described in this product supplement, including the condition that you must request that we repurchase a minimum of 50,000 notes at any one time.

Owning the notes is not the same as taking a short position directly in the Treasury note futures contracts underlying the Index or the related Treasury notes.

The notes will not fully reflect the return you would realize if you actually took a short position directly in the Treasury note futures contracts underlying the Index or the related Treasury notes. The Index is a hypothetical construct that does not hold any underlying asset. As a result, a holder of the notes will not have any direct or indirect rights to the short positions in Treasury note futures contracts underlying the Index or the related Treasury notes.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, may influence the market value of the notes. We expect that, generally, the Closing Note Value and interest rates on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in Closing Note Value or interest rates. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including, but not limited to:

•	the expected volatility in the Index and in the prices of the Treasury note futures;
•	the liquidity of the Treasury note futures;
•	whether we are expected to redeem the notes;
•	the time to maturity of the notes;
•	any expected Reset Dates;
•	interest and yield rates in the market generally as well as in the U.S. Treasuries market;
•	economic, financial, political, regulatory and judicial events that affect interest rates, the market for Treasury note futures and futures contracts generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

You cannot predict the future performance of the Index based on its historical performance. The value of the Index may increase such that you may not receive any return of your investment. The notes are not principally protected and you may lose some or all of your investment at maturity, upon early repurchase or redemption.

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Market disruptions may adversely affect your return.

The Note Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents the Note Calculation Agent from properly determining the official closing level of the Index on any Trading Day and prevents the Note Calculation Agent from calculating the amount that we are required to pay you, if any, at maturity or upon early repurchase or redemption. These events may include disruptions or suspensions of trading in the markets as a whole. If the Note Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the Final Valuation Date or the relevant Valuation Date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.” In the event of such a postponement, the Index closing level for the relevant Valuation Date may not be the official closing level of the Index published on that date, but may be determined by the Note Calculation Agent in the manner described under “Description of Notes — Postponement of a Calculation Date,” which may adversely affect the return on your investment in the notes. Moreover, if a Calculation Date is postponed to the last possible day and the Index closing level is not available on that day because of a Disrupted Day, the Note Calculation Agent will determine the Index closing level on that last possible day. See “General Terms of Notes — Postponement of a Calculation Date” for more information.

Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes.

Futures markets like the CBOT, the market for the Treasury note futures, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the value of the Index and therefore could adversely affect the value of your notes.

The tax consequences of an investment in the notes are unclear.

There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. The IRS might not accept, and a court might not uphold, the treatment of the notes as open transactions that are not debt instruments, as described in “Material U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes could be affected materially and adversely. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could

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materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in this product supplement no. 12-I and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any of those notes in the secondary market may be limited.

Risks Relating to the Index

NYSE Arca, the Index Calculation Agent, may adjust the Index in a way that affects its level, and the Index Calculation Agent has no obligation to consider your interests.

The Index Calculation Agent is responsible for maintaining the Index. The Index Calculation Agent can add, delete or substitute the treasury futures contracts underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of treasury futures contracts included in the Index may affect the Index, as a newly added treasury futures contract may perform significantly better or worse than the treasury futures contract or contracts it replaces.

The Index Calculation Agent may make operational adjustments to the calculation of the Index if it determines, in its sole discretion, that these adjustments are desirable to maintain a fair and orderly market in derivatives on the Index and/or to maintain the proper functioning of the markets in general. Additionally, the Index Calculation Agent may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Calculation Agent has no obligation to consider your interests in revising the Index.

If the market value of the Index changes, the market value of your notes may not change in the same manner.

Owning the notes is not the same as owning a short position directly in 10-Year U.S. Treasury notes or the Treasury note futures underlying the Index. Accordingly, a decrease in the prices of 10-Year U.S. Treasury notes or of Treasury note futures may not result in a comparable increase in the market value of the Index or your Notes.

The Index comprises notional assets.

The exposure to the Treasury note futures provided by the Index is purely notional and will exist solely in the records maintained by or on behalf of the Index Calculation Agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the Treasury note futures underlying the Index. The Index reflects the returns available by maintaining a rolling position in Treasury note futures and, at any given time, comprises a single 10-Year U.S. Treasury note futures contract that is notionally rolled every three months prior the expiry of the current front month contract.

The Index has a limited operating history and may perform in unanticipated ways.

The Index was established on August 11, 2010 and therefore has a limited operating history. Any back-testing or similar analysis performed by any person in respect of the Index must be considered

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illustrative only and may be based on estimates or assumptions not used by the Index Calculation Agent when determining the level of Index. Past performance should not be considered indicative of future performance.

Concentration risks associated with the Index may adversely affect the value of your notes.

The Index tracks a single futures contract, the Treasury note futures, which trades on CBOT, and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the Index in terms of both the number and variety of futures contracts on government notes. You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

The notes may be subject to increased volatility.

The Index is linked to Treasury note futures contracts, which are highly leveraged instruments. A futures contract on an underlying asset often displays considerably higher volatility than the underlying asset — in this case, 10-Year U.S. Treasury notes. Futures contracts are often less liquid than their underlying asset. Accordingly, the use of these futures contracts as components of the Index may potentially result in higher volatility than in the absence of their usage.

The settlement price of Treasury note futures may not be readily available.

The official settlement price of the Treasury note futures are calculated and published by CBOT. The official settlement price of the relevant Treasury note futures are used to calculate the level of the Index. Any disruption in CBOT trading of the relevant Treasury note futures could delay the release or availability of the official settlement price. This may delay or prevent the calculation of the Index.

The notes are subject to interest rate risk.

Investing in the notes differs significantly from taking a short position directly in Treasury note futures or the related Treasury notes, as applicable, as the level of the Index changes, at times significantly, from day to day based upon the current market prices of the underlying Treasury note futures contracts (and indirectly, the related Treasury notes). The market prices of these Treasury futures and notes are volatile and significantly influenced by a number of factors, particularly the yields on the Treasury futures/notes as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

In general, fixed-income instruments, such as Treasury futures/notes, are significantly affected by changes in current market interest rates. As interest rates decline, the price of fixed-income instruments, including the Treasury note futures underlying the Index (or the related Treasury notes), is likely to increase, which will have an adverse impact on your notes. Instruments with longer durations, such as the Treasury note futures (and the related Treasury notes) tend to be more sensitive to interest rate changes, usually making them more volatile than instruments with shorter durations. Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.

Fluctuations in interest rates are likely to affect the value of Treasury note futures, the Index and the notes.

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Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

The actual performance of the Index over the term of the notes, as well as the amount payable at maturity or upon early repurchase, may bear little relation to the historical performance of the Index or its hypothetical, back-tested historical performance. The settlement prices of the relevant Treasury note futures underlying the Index will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Risks Relating to the Cash Reference Rate

The Cash Reference Rate will be affected by a number of factors.

The amount of the Cash Return Amount will depend on a number of factors that can affect the levels of the Cash Reference Rate, including, but not limited to:

•	changes in, or perceptions about, future rates;
•	general economic conditions;
•	prevailing interest rates; and
•	policy of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the Cash Return Amount, and therefore the Closing Note Value and any payment at maturity or upon early repurchase or redemption. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market.

The United States Federal Funds Effective Rate and the manner in which it is calculated may change in the future.

There can be no assurance that the method by which the United States Federal Funds Effective Rate is calculated will not change. Such changes in the method of calculation could reduce the United States Federal Funds Effective Rate and the Cash Return Amount. Accordingly, the value of the notes may be significantly reduced. If the United States Federal Funds Effective Rate is substantially altered, or is not quoted on the applicable Bloomberg page, or any substitute page thereto, on any Trading Day, a substitute rate may be employed by the Note Calculation Agent to determine the Cash Reference Rate and that substitution may adversely affect the value of the notes.

The Cash Reference Rate may be volatile.

The Cash Reference Rate is subject to volatility due to a variety of factors affecting interest rates generally, including:

•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.

Decreases in the Cash Reference Rate may have a negative impact on the Cash Return Amount, and therefore the Closing Note Value and any payment at maturity or upon early repurchase or redemption.

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Use of Proceeds and Hedging

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. JPMS, as an agent and a FINRA member will, unless otherwise specified in the relevant terms supplement, receive a portion of the Investor Fee applicable to the notes.

We expect to enter into transactions to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties. Such transactions may involve purchases or sales of the Treasury note futures contracts underlying the Index or listed or over-the-counter options, futures or other instruments linked to the Index and/or the Treasury note futures prior to or on the Initial Valuation Date. In addition, from time to time after we issue the notes, we may enter into additional hedging transactions or unwind those hedging transactions previously entered into. In this regard, we may:

•	acquire or dispose of or otherwise repurchase long or short positions in some or all of the Treasury note futures;
•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Treasury note futures or the Index;
•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices or contracts; or
•	engage in any combination of the above activities.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our sole discretion, hold or resell those securities.

We may close out our hedge positions on or before the Final Valuation Date. That step may involve sales or purchases of the Treasury note futures, listed or over-the-counter options or futures on Treasury note futures or listed or over-the-counter options, futures, or other instruments linked inversely to the level of the Index, as well as other indices designed to track the performance of the Index.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the Index closing level on the Initial Valuation Date and/or decrease the Index closing level on any other Valuation Date, which could adversely affect your payment at maturity or upon early repurchase or redemption, as the case may be. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines. See “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to the Index or the Treasury note futures. No note holder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

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The NYSE US 10 Year Treasury Futures Index

We have derived all information contained in this product supplement regarding the NYSE US 10 Year Treasury Futures Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, NYSE Arca, Inc. (“NYSE Arca”). We make no representation or warranty as to the accuracy or completeness of such information. The Index is owned by Archipelago Holdings, Inc. (the “Index Sponsor”) and was developed and is calculated and maintained by NYSE Arca. NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the Index.

The Index is a one-security futures index that aims to replicate the returns of maintaining a continuous rolling long position in CBOT 10-Year U.S. Treasury note futures contracts (each, a “Treasury note futures contract” and collectively, “Treasury note futures”). At any given time, the Index is composed of a single Treasury note futures contract that is either the contract closest to expiration (each, the “Near Month Futures Contract”) or the Treasury note futures contract that is scheduled to expire immediately following the Near Month Futures Contract (the “Far Month Futures Contract”). The Index was established on August 11, 2010.

The Index is reported on Bloomberg L.P. under the ticker symbol “USTTEN.”

Treasury note futures are legally binding agreements for the buying or selling of U.S. Treasury notes at a fixed price for physical settlement on a future date (such date being its expiry date). Each Treasury note futures contract has a face value of U.S.$100,000 and requires the delivery of a U.S. Treasury note that has a remaining term to maturity of at least 6.5 years, but not more than 10 years, from the first day of the delivery month. Treasury note futures are traded on the Chicago Board of Trade (“CBOT”). The closing prices of Treasury note futures are calculated by CBOT and reported on Bloomberg under the ticker symbol “TY1 COMDTY.”

The Index maintains a continuous rolling long position in the Treasury note futures by undergoing a process called a “roll” from the Next Month Futures Contract into the Far Month Futures Contract each quarter. The roll takes place through a rebalance that is effective for the last trading day of the month prior to that in which the Near Month Futures Contract expires. The Index rebalance consists of the notional value of the Near Month Futures Contract being reinvested into the Far Month Futures Contract. The roll occurs at the settlement prices of both the Near Month Futures Contracts and Far Month Futures Contracts on the second to last trading day of the month prior to that of the Near Month Futures Contract’s expiration. The expected expiry months of the Near Month Futures Contracts are March, June, September and December, with the corresponding roll dates falling in February, May, August and November.

For example, the rebalance that involves the Index rolling from the Treasury note futures contract expiring in September 2010 to the Treasury note futures contract expiring in December 2010 will take place effective for the last trading day of August 2010, which is the month before that of the expiration of the Near Month Futures Contract. The Index will reinvest the notional value of the Treasury note futures contract expiring in September 2010 previously held into an equivalent notional value of Treasury note futures contract expiring in December 2010 at the close of August 30, 2010. The roll will be carried out utilizing the settlement prices of the Treasury note futures contracts that are determined after the end of the regular trading session on that day.

The Index is an excess return index that reflects synthetic exposure to uncollateralized positions in Treasury note futures, including any profit or loss realized when rolling those contracts. The Index does not reflect the synthetic return you might receive on cash that you are not required to post as collateral for exposure to the Treasury note futures. Accordingly, investing in the notes will not generate the same return as one would obtain from directly taking a short position in the Treasury note futures or in a total return index related to the Treasury note futures.

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The Index is described as a “notional” or “synthetic” portfolio or strategy because its reported value does not represent the value of any actual assets held by any person and there is no actual portfolio of assets in which any person has any ownership interest.

Calculation and Publication of the Index Level

The Index is calculated on a price return basis. The Index was created to yield a benchmark value of 100.00 at the close of trading on February 26, 1999. The calculation is based on the current Index capitalization divided by the divisor. The current Index capitalization is equal to the last trade or settlement price of the relevant Treasury note futures contract multiplied by the number of contracts held in the Index. The divisor was determined on the initial capitalization base of the Index and the base level. The divisor is fixed for the life of the Index. The number of contracts held of the Near Month Futures Contract is subject to change through quarterly rebalances and rolls.

The Index is calculated using the following formula:

IT = [(NMN * NMP) / D]

Where:

IT	means the level of the Index on day T
T	means the day of calculation
NMN	means the number of contracts of the Near Month Futures in the Index
NMP	means the last trade of the Near Month Futures Contract for an intraday calculation and means the settlement price of the Near Month Futures Contract for a closing calculation
D	means the Index divisor, which is fixed at 1,000,000.

The Index is rebalanced and rolled into the Far Month Futures Contract using the following formula:

FMN = [(NMN * NMP) / FMP]

Where:

FMN	means the number of new Far Month Futures Contracts to be held in the Index after the rebalance
NMN	means the number of existing Near Month Futures Contracts held in the Index before the rebalance
NMP	means the settlement price of the Near Month Futures Contract on the trading day preceding the effective date of the rebalance
FMP	means the settlement price of the Far Month Futures Contract on the trading day preceding the effective date of the rebalance

The opening level of the Index is calculated using the current last trade of the futures contract held in the Index or in the case of futures contracts that have a non-traded status, the previous day’s settlement price. The opening level of the Index will be the first published level of the Index for the day.

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The Index is published to the US Consolidated Tape B under USTTEN between the hours of 8:00 a.m. and 6:00 p.m. EST each trading day that the CBOT is open for trading in its regular session. The intraday real-time calculation of the Index utilizes only executed trades in the underlying Treasury note futures contract. The Index is not calculated on days that either (i) the CBOT is closed for regular session trading or (ii) the New York Stock Exchange (“NYSE”) is closed for equity trading. On days that the CBOT is closed and the NYSE is open, NYSE Arca publishes out a static previous Index close during equity trading hours.

NYSE Arca calculates and publishes an official closing value of the Index on each trading day between approximately 3:00 p.m. and 4:00 p.m. EST. The Index is fixed at that official close (to two decimal places) for the remainder of the day. The official close of the Index is calculated based off of the relevant Treasury note futures contract’s settlement price which is determined and disseminated shortly after the end of the core trading session at 3 p.m. EST.

NYSE Arca retains the right to delay the publication of the opening levels of the Index. Furthermore, NYSE Arca retains the right to suspend the publication of the level of the Index if it believes that circumstances prevent the proper calculation of the Index. These circumstances include, but are not limited to, the CBOT being closed for US Treasury Futures trading or the relevant Index-held futures contract being in a suspended or halted state. If trades or futures settlement prices are cancelled or revised, the Index will be recalculated at the discretion of NYSE Arca.

Announcement Policy

Changes to the Index, its component futures contract or its rules will be announced by an Index announcement that will be distributed via e mail and/or the website of NYSE Euronext. The inclusion of a new Futures Contract through a rebalance or roll will be announced at least three trading days before the actual inclusion or effective date. Barring exception, a period of at least three months should pass between the date a proposed change is published and the date the change comes into effect. Exceptions can be made if the change is not in conflict with the interests of an affected party. As a rule, the announcement periods discussed above will be applied. However, urgent treatments or late notices may require the NYSE Arca to deviate from the standard timing. No corporate actions or other changes to the Index are needed between the quarterly rebalances or rolls.

NYSE Arca may implement operational adjustments that take place along the lines of the aim of the Index in cases not covered by the Index rules. In addition, operational adjustments may take place if, in the opinion of NYSE Arca, it is desirable to do so to maintain a fair and orderly market in derivatives on the Index and/or it is in the best interests of the investors in products based on the Index and/or the proper functioning of the markets.

License with the Index Sponsor

The NYSE US 10 Year Treasury Futures Index is a service mark of NYSE Euronext or its affiliates (“NYSE Euronext”) and is intended to be licensed for use by J.P. Morgan Securities LLC in connection with the notes. The notes are not sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the notes or the ability of the NYSE US 10 Year Treasury Futures Index to track general treasury futures market performance.

NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE US TREASURY 10 YEAR FUTURES INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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General Terms of Notes

Note Calculation Agent

J.P. Morgan Securities LLC, one of our affiliates, will act as the Note Calculation Agent. The Note Calculation Agent will determine, among other things, the Closing Note Value, the Index Return, the Investor Fee, the Cash Return Amount and the Reset Exposure Amount on each Trading Day during the term of the notes and the amount, if any, that we will pay you at maturity or upon early repurchase. The Note Calculation Agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index so that the Index does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index (or relevant successor index, if applicable) had those modifications not been made. All determinations made by the Note Calculation Agent will be at the sole discretion of the Note Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Note Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The Note Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early repurchase or redemption on or prior to 11:00 a.m., New York City time, on the Business Day preceding the maturity date, the relevant Repurchase Date or the Redemption Date, as applicable.

All calculations with respect to the Index Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Closing Note Value, the Investor Fee, the Cash Return Amount, the Reset Exposure Amount and payment per note at maturity or upon early repurchase, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the Index Calculation Agent from calculating the level of the Index and the Note Calculation Agent from calculating the Closing Note Value or the amount, if any, that we will pay to you at maturity, upon early repurchase or redemption. These events may include disruptions or suspensions of trading on the markets as a whole.

With respect to the Index and any relevant successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•	the termination or suspension of, or material limitation or disruption in the trading of the relevant Treasury note futures contract on the relevant exchange; or
•	the price at any time of the relevant Treasury note futures contract has increased or decreased by an amount equal to the maximum permitted price change set by the relevant exchange; or
•	a failure by the relevant exchange to calculate and publish the official settlement price of the relevant Treasury note futures contract on any day upon which the official settlement price of that futures contract is scheduled to be calculated and published by the relevant exchange; or
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•	any event that disrupts or impairs the ability of market participants generally to effect transactions in or obtain market values for the relevant Treasury note futures contract; or
•	the closure by the relevant exchange on any day on which the relevant exchange is open for trading during its regular trading session prior to its scheduled closing time, unless that earlier closing time is announced by the relevant exchange at least one hour prior to the actual closing time for the regular trading session on the relevant exchange; or
•	the occurrence of a material change in the formula for or the method of calculating the official settlement price of the relevant Treasury note futures contracts; or
•	the occurrence of a material change in the content, composition or constitution of the relevant Treasury note futures contracts,

in each case as determined by the Note Calculation Agent in its sole discretion; and

•	a determination by the Note Calculation Agent, in its sole discretion, that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) has occurred, unless otherwise specified in the relevant terms supplement, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in the relevant Treasury note futures.

Discontinuation of the Index; Alteration of Method of Calculation

If the Index Calculation Agent discontinues publication of the Index and the Index Calculation Agent or another entity publishes a successor or substitute index that the Note Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the Index closing level on any Trading Day or any other relevant date on which the Index closing level is to be determined will be determined by reference to the level of that successor index at the close of trading on the relevant exchange for that successor index on such day.

Upon any selection by the Note Calculation Agent of a successor index, the Note Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the Index Calculation Agent discontinues publication of the Index prior to, and that discontinuation is continuing on, a Trading Day or any other relevant date on which the Index closing level is to be determined, and the Note Calculation Agent determines, in its sole discretion, that no successor index is available at such time, or the Note Calculation Agent has previously selected a successor index and publication of that successor index is discontinued prior to, and such discontinuation is continuing on, that Trading Day or such other relevant date, then the Note Calculation Agent will determine the Index closing level for that Trading Day or such other relevant date on such date. The Index closing level will be computed by the Note Calculation Agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to such discontinuation, using the official settlement price (or, if trading in the relevant Treasury note futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation) at the close of the principal trading session on such date of the relevant Treasury note futures contract, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or its successor index, as applicable, may adversely affect the value of the notes.

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If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified (including, but not limited to, a change in the futures contracts that compose the Index or successor index) so that the Index or successor index does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then the Note Calculation Agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Note Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor index, as the case may be, as if those changes or modifications had not been made, and the Note Calculation Agent will calculate the Index closing level with reference to the Index or successor index, as adjusted. Accordingly, if the method of calculating the Index or successor index is modified so that the level of the Index or successor index is a fraction of what it would have been if there had been no such modification, then the Note Calculation Agent will adjust its calculation of the Index or successor index in order to arrive at a level of the Index or successor index as if there had been no such modification.

Events of Default

Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities, including the notes.

Payment upon an Event of Default

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes will be determined by the Note Calculation Agent and will be an amount in cash equal to the amount payable at maturity as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Note Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

One sub-series of notes designated the “JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025” has been listed on the NYSE Arca under the ticker symbol “DSXJ.” No assurance can be given as to the continued listing of that sub-series of notes for their term or of the liquidity or trading market for those notes. If we were to issue any other sub-series of notes, we

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expect that we would make an application to list that sub-series of notes on a securities exchange. No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the heading “Description of Notes — Forms of Notes” and in the accompanying prospectus under the heading “Forms of Securities — Book-Entry System.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity or upon early repurchase of the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

Reissuances or Reopening Issuances

We may in our sole discretion, “reopen” or reissue the notes based upon market conditions and VWAP Levels at that time. We anticipate that we will issue the notes initially in an amount specified on the cover of the relevant terms supplement. However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. We also have no obligation to issue the full aggregate principal amount of notes authorized for issuance. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. These further issuances, if any, will be consolidated to form a single sub-series with the applicable originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any notes bearing the same CUSIP number that are issued pursuant to any future additional issuances of notes bearing the same CUSIP number will increase the aggregate principal amount of the outstanding notes of that sub-series. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account in deciding whether to issue additional notes.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. It applies to you only if you hold a note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances or if you are a holder subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;
•	a “regulated investment company” as defined in Code Section 851;
•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
•	a dealer in securities;
•	a person holding a note as part of a “straddle” or conversion transaction, or who has entered into a “constructive sale” with respect to a note;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. The effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

     The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not intend to request a ruling from the IRS regarding the notes. Unless otherwise indicated in the relevant terms supplement, insofar as we have tax reporting responsibilities with respect to your notes, we intend to treat them as “open transactions” that are not debt instruments for U.S. federal income tax purposes.

     At the time of the relevant offering, we may seek an opinion of counsel regarding the tax consequences of owning and disposing of the notes. In this event, whether or not counsel is able to opine regarding the correctness of the treatment of the notes described above, we generally expect that counsel will be able to opine that the following are the material tax consequences of owning and disposing of the notes if the treatment of the notes described above is respected, as well as material tax consequences that may apply if it is not respected. The following discussion assumes this treatment is respected, except where otherwise indicated. The relevant terms supplement may indicate other issues applicable to a particular offering of notes.

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Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     Tax Treatment as Open Transactions That Are Not Debt Instruments. Under this treatment, you should not recognize taxable income or loss over the term of the notes prior to maturity other than pursuant to a sale, exchange, redemption or “deemed exchange” as described below. Upon a sale or exchange of a note (including early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the note, which should equal the amount you paid to acquire the note. This gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses is subject to limitations.

     Potential Deemed Exchange on Index Rebalancing or Resetting Dates. The IRS could assert that a “deemed” taxable exchange has occurred on one or more rebalancing or resetting dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the note exceeds your tax basis therein on the relevant rebalancing or resetting date. Any gain recognized on a deemed exchange should be capital gain. You should consult your tax adviser regarding the possible U.S. federal income tax consequences of rebalancings or resettings.

     Uncertainties Regarding Tax Treatment as Open Transactions That Are Not Debt Instruments. If the notes are treated as open transactions that are not debt instruments, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of the notes. For instance, you might be required to include amounts in income during the term of your notes and/or to treat all or a portion of the gain or loss on the sale or exchange of your notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your notes. In addition, you might be required to treat the notes as subject to Section 1256 of the Code, in which case you would be required to mark your notes to market annually, as if they were sold at their fair market value on the last business day of the taxable year. Your gain or loss on marking your notes to market, as well as any gain or loss on a sale or exchange of your notes, would be treated as 40% short-term capital gain or loss and 60% long-term capital gain or loss without regard to how long you had held the notes. You should consult your tax adviser regarding the possible application of Section 1256.

     In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments; the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

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Tax Consequences if Treated as Debt Instruments. If the notes are treated as debt instruments, your tax consequences will be governed by Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you hold your notes, you will be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes (even though you will not receive any cash with respect to the notes prior to maturity or early redemption) and (ii) any income recognized upon a sale or exchange of your notes generally will be treated as interest income. Additionally, if you recognize a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

     You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note.

     If you are a Non-U.S. Holder of a note and if the treatment of the notes as “open transactions” that are not debt instruments is respected, any income or gain from the note should not be subject to U.S. federal income or withholding tax unless it is effectively connected with your conduct of a U.S. trade or business. However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders— Uncertainties Regarding Tax Treatment as Open Transactions That Are Not Debt Instruments” is the degree, if any, to which income with respect to instruments described therein, which may include the notes, should be subject to U.S. withholding tax. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

     If the notes are treated as debt instruments, any income or gain from a note will be exempt from U.S. federal income tax (including withholding tax) if you provide a properly completed IRS Form W-8BEN and these amounts are not effectively connected with your conduct of a U.S. trade or business.

     If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you generally will be taxed in the same manner as a U.S. Holder. You will not be subject to withholding if you provide a properly completed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Recent Legislation

     Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments issued after March 18, 2012, unless various U.S. information reporting and due diligence requirements (that are in

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addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8BEN) have been satisfied. Pursuant to published guidance from Treasury and the IRS, this legislation will apply to payments of interest made after December 31, 2013 and to payments of gross proceeds of the sales of certain financial instruments made after December 31, 2014. Accordingly, if the notes are properly treated as debt instruments, as described above in “—Tax Consequences to U.S. Holders—Tax Consequences if Treated as Debt Instruments,” these rules may apply to sales or exchanges (including “deemed” taxable exchanges) after December 31, 2014.

  Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

     You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and JPMS, as agent, and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent”, and collectively with JPMS, the “Agents”), each Agent participating in an offering of notes will, unless otherwise specified in the relevant terms supplement, sell notes directly to investors and to dealers as principal at the public offering price set forth on the cover of the relevant terms supplement. These dealers may then resell notes to the public at varying prices that the dealers will determine at the time of resale. In addition, these dealers may make a market in the notes, although these dealers are not obligated to do so and any of them may stop doing so at any time without notice.

On the issue date, we will sell the number of notes described in the relevant terms supplement and JPMS may charge a purchase fee in connection with such sale. To the extent not all the notes are sold, we expect the remainder of the notes will be offered and sold to other dealers and to investors from time to time at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold by us.

Unless otherwise specified in the relevant terms supplement, JPMS, as an agent and a FINRA member will receive a portion of the Investor Fee applicable to the notes as compensation to promote the notes and to provide certain support and services related to the notes.

One sub-series of notes designated the “JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025” has been listed on the NYSE Arca under the ticker symbol “DSXJ.” No assurance can be given as to the continued listing of that sub-series of notes for their term or of the liquidity or trading market for those notes. If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange. No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.

JPMS or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

This product supplement no. 12-I (and the accompanying base prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a note covered by this product supplement no. 12-I that they acquire from other holders after the original offering and sale of the notes, or they may sell a note covered by this product supplement no. 12-I in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the notes and may cover such short positions by borrowing notes from us or our affiliates or by purchasing notes from us or our affiliates subject to our obligation to repurchase such notes at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This product supplement no. 12-I will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

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In connection with an offering of the notes, JPMS may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for JPMS. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If JPMS engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Certain of the Agents engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

No action has been or will be taken by us, JPMS or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 12-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 12-I, the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed that it will not offer or sell the notes in any non-U.S. jurisdiction (i) if that offer or sale would not be in compliance with any applicable law or regulation or (ii) if any consent, approval or permission is needed for that offer or sale by that Agent or for or on our behalf, unless the consent, approval or permission has been previously obtained. We will have no responsibility for, and the applicable Agent will obtain, any consent, approval or permission required by that Agent for the subscription, offer, sale or delivery by that Agent of the notes, or the distribution of any offering materials, under the laws and regulations in force in any non-U.S. jurisdiction to which that Agent is subject or in or from which that Agent makes any subscription, offer, sale or delivery. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third Business Day following the pricing date (which is referred to as a “T+3” settlement cycle).

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for an offering of the notes will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated Agent of ours may make sales in an offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

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Notice to Investors

We will offer to sell, and will seek offers to buy, the notes only in jurisdictions where offers and sales are permitted. None of the accompanying prospectus supplement and prospectus, this product supplement no. 12-I and the terms supplement (each, a “Disclosure Document” and, collectively, the “Disclosure Documents”) will constitute an offer to sell, or a solicitation of an offer to buy, the notes by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of any Disclosure Document nor any sale made thereunder implies that our affairs have not changed or that the information in any Disclosure Document is correct as of any date after the date thereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of the Disclosure Documents and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make those purchases, offers or sales.

Argentina

The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including, but not limited to, personal offerings, written materials, advertisements, the internet or the media, in circumstances that constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	Targeted investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.
(ii)	Investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.
(iii)	The number of contacted investors should be relatively small.
(iv)	Investors should receive complete and precise information on the proposed investment.
(v)	Any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.
(vi)	The documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.
(vii)	The aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.
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The Bahamas

The notes will not be offered or sold in or into The Bahamas except in circumstances that do not constitute a “public offering” according to the Securities Industry Act, 1999. The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas. Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

The Disclosure Documents have not been and will not be registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to the Disclosure Documents to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, including the Disclosure Documents, as well as the information contained therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

The Disclosure Documents and the notes have not been and will not be registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of the Disclosure Documents. The notes will not be offered or sold, directly or indirectly, in the Cayman Islands.

Chile

The Agents, we and the notes have not been and will not be registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes will not be offered or sold within Chile or to, or for the account of benefit of, persons in Chile, except in circumstances that will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances that will not result in a “public

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offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

The notes will be sold only to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;
(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;
(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and
(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and that it has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia). Therefore, the notes will not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to:

(i)	any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements;
(ii)	any offer or sale of the notes at offices or branches open to the public;
(iii)	use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or
(iv)	use (a) non-solicited emails or (b) email distribution lists to market the notes.
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The Disclosure Documents are for your sole and exclusive use, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant thereto and represent that you are the sole liable party for full compliance with those laws and regulations.

El Salvador

The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known any Disclosure Document in the territory of El Salvador through any mass media communication such as television, radio, press or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, that are not directed to the Salvadoran public. The offering of the notes will not be registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador will be negotiated only on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and will, in any event, be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(i)	at any time to any legal entity that is a qualified investor as defined in the Prospectus Directive;
(ii)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Agent; or
(iii)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of notes will require us or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

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Hong Kong

Each Agent has represented and agreed that:

(i)	it will not offer or sell in Hong Kong, by means of any document, the notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) other than (a) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance; or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or that do not constitute an offer to the public within the meaning of that Ordinance; and
(ii)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Jersey

Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of the notes that would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

The notes have not been and will not be registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. The Disclosure Documents may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

Each Agent has represented and agreed that with effect from and including January 1, 2012, it will not make an offer of notes that are the subject of the offering contemplated by the Disclosure Documents to the public in The Netherlands in reliance on Article 3(2) of the Prospectus Directive if and to the extent article 5:20(5) of the Dutch Financial Supervision Act (Wet op het financieel toezicht, the “DFSA”) will be applied, unless such offer is made exclusively to qualified investors in The Netherlands as defined in the Prospectus Directive, provided that no offer of the notes will require us or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expressions (i) an “offer of notes to the public” in The Netherlands; and (ii) “Prospectus Directive” have the meaning given to them above under the section entitled “European Economic Area.”

Panama

The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

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Peru

The notes have not been and will not be registered with or approved by the regulator of the Peruvian securities market or the stock exchange. Accordingly, the notes will be offered only to institutional investors (as defined by the Peruvian Securities Market Law — “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 — Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

None of the Disclosure Documents has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Disclosure Documents and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person, which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust will not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Switzerland

The Disclosure Documents are not intended to constitute an offer or solicitation to purchase or invest in the notes described therein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither the Disclosure Documents nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or the Swiss Collective Investment Scheme Act, and neither the Disclosure Documents nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither the Disclosure Documents nor any other offering or marketing material relating to us, the offering or the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority (FINMA), and investors in the notes will not benefit from protection or supervision by any such authority.

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United Kingdom

Each Agent has represented and agreed that:

(a)	in relation to any notes that have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;
(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and we will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

The notes will not be registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and will not be publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

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Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless statutory or administrative exemptive relief were available.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

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Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, or meets all relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

PS-46